MAKE GOOD AGREEMENT

THIS MAKE GOOD AGREEMENT (the "Agreement"), dated May 12, 2010, by and among WILLIAM A. GUSTAFSON ("WAG"), an individual residing in the State of California, PRESCOTT INTERESTS LTD., a Texas limited partnership ("PIL"; together with WAG, the "Preferred Holders"), ROSE HILL GARDENS, LLC, a limited liability company ("RHG"). FIRST BLUSH, INC., a Delaware corporation (the "Company") and AFH HOLDING II, INC., to be renamed First Blush Brands, Inc., a Delaware corporation (the "Parent"). This Agreement shall become effective as of the date set forth above upon the execution thereof by all parties.

WHEREAS:

A. The Preferred Holders are holders of shares of Series A Preferred Stock ("Series A Preferred") of the Company as set forth on Schedule A.

B. The Company and its securityholders, including the Preferred Holders, are entering into a Share Exchange Agreement of even date herewith (the "SEA") with the Parent and its shareholder, pursuant to which all of the Company's securityholders are exchanging their securities (the "Share Exchange") in the Company for shares of common stock $0.001 par value per share of the Parent ("Parent Common Stock").

C. In the Share Exchange, the Preferred Holders are exchanging their shares of Series A Preferred for the number of shares of Parent Common Stock set forth opposite their names on Schedule A.

D. Pursuant to the SEA, the Company and the Parent are contemplating an additional financing, a "Qualified Financing" as hereafter defined, following the Share Exchange.

E. Under the Company's certificate of incorporation (the "Certificate"), the Preferred Holders are entitled to an adjustment of the conversion price (the "Conversion Price") of the Series A Preferred in the event that the Company issues or sells "Additional Shares" (as such term is defined in the Certificate) under certain circumstances.

F. As a result of the Share Exchange, the Preferred Holders are giving up the benefits of the Conversion Price adjustment provisions and certain other rights they may have under the Series A Preferred.

G. As an inducement to the Preferred Holders to enter into the SEA and terminate any other rights they have under the Series A Preferred and the documents and instruments executed by them and the Company in connection with the issuance of such shares, RHG is willing to agree to transfer some of its shares of Parent Common Stock to the Preferred Holders if Parent Common Stock is issued in the Qualified Financing at less than the Conversion Price, as adjusted for the Share Exchange, on the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Make Good Provisions.

(a) Qualified Financings. Means the Convertible Debt Facility (as defined in the SEA) and/or the Additional Financing (as defined in the SEA).

(b) Shares to be Transferred in Convertible Debt Facility. In the event that shares of Parent Common Stock or securities convertible into or exercisable for shares of Parent Common Stock are issued to the investors in the Convertible Debt Facility at a purchase/exercise/conversion price per share of Parent Common Stock (the "Issuance Price") of less than $0.997[1], then RHG shall assign and transfer to each of the Preferred Holders a sufficient number of additional shares of Parent Common Stock to increase the number of shares of Parent Common Stock owned by each Preferred Holder to the number of shares of Parent Common Stock determined by dividing the aggregate original purchase price paid by such Preferred Holder for its Series A Preferred as set forth on Schedule A by the Issuance Price in the Convertible Debt Facility. Notwithstanding the foregoing, in the event that a Preferred Holder has sold a portion that is less than all of its Parent Common Stock in an underwritten public offering of Parent Common Stock registered under the Securities Act of 1933, as amended, (a "Public Offering"), then the number of shares to be transferred pursuant to this Section 1(b) shall be the number calculated pursuant to the foregoing sentence, multiplied by a fraction, the numerator of which is the number of shares of Parent Common Stock held by such Preferred Holder immediately prior to the Public Offering *minus* the number of shares sold in such Public Offering and the denominator of which is the number of shares of Parent Common Stock held by such Preferred Holder immediately prior to the Public Offering.

(c) Shares to be Transferred in Additional Financing. In the event that shares of Parent Common Stock or securities convertible into or exercisable for shares of Parent Common Stock are issued to the investors in the Additional Financing at an Issuance Price less than the Issuance Price in the Convertible Debt Facility, then RHG shall assign and transfer to each of the Preferred Holders a sufficient number of additional shares of Parent Common Stock to increase the number of shares of Parent Common Stock owned by each Preferred Holder to the number of shares of Parent Common Stock determined by dividing the aggregate original purchase price paid by such Preferred Holder for its Series A Preferred as set forth on Schedule A by the Issuance Price in the Additional Financing. Notwithstanding the foregoing, a Public Offering shall not constitute an Additional Financing. Notwithstanding the foregoing, in the event that a Preferred Holder has sold a portion that is less than all of its Parent Common Stock in a Public Offering, then the number of shares to be transferred pursuant to this Section 1(c) shall be the number calculated pursuant to the foregoing sentence, multiplied by a fraction, the numerator of which is the number of shares of Parent Common Stock held by such Preferred Holder immediately prior to the Public Offering *minus* the number of shares sold in such Public

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[1] Calculated by dividing $274,987.96 by the number of shares of Parent Common Stock issued to the Preferred Holders in the Share Exchange. The number of shares so issued was calculated on a fully diluted basis, inclusive of the shares to be reserved for an employee equity incentive plan.

and the denominator of which is the number of shares of Parent Common Stock held by such Preferred Holder immediately prior to the Public Offering.

(d) Make Good Shares. Any shares of Parent Common Stock required to be transferred to a Preferred holder pursuant to Section 1(b) and/or Section 1(c) are referred to herein as the "Make Good Shares".

(e) Issuance Price. If the securities issued in the Qualified Financing are issued at or deemed to be issued at different effective prices per share of Parent Common Stock, then the Issuance Price shall be determined by calculating the weighted average Issuance Price of such shares. For purposes of determining the purchase price for the shares issued or deemed issued in the Qualified Financing, the gross amount of cash received by the Parent in the Qualified Financing for the issuance of Parent Common Stock or other securities of Parent convertible into or exercisable for shares of Parent Common Stock shall be taken into account. All securities convertible into or exercisable for shares of parent Common Stock upon payment of consideration per share of Common Stock (warrants, options or other rights to acquire shares of Parent Common Stock) shall be assumed to have been converted/exercised and the conversion/exercise price of such securities shall be deemed received by the Company. Shares or convertible securities issued to any placement agent or underwriter for the Qualified Financing shall not be deemed shares issued in the Qualified Financing.

(f) Expiration of Make Good Adjustment. If no Qualified Financing is completed within two (2) years following the date hereof, then the Preferred Holders shall not be entitled to any additional shares of Parent Common Stock as provided in this Section 1. The right to additional shares shall terminate (i) upon completion of the Additional Financing and the Convertible Debt Facility, (ii) with respect to a Preferred Holder, upon a Public Offering in which such Preferred Holder sells all of the Parent Common Stock requested by such Preferred Holder to be included in such Public Offering or (iii) with respect to a Preferred Holder, following a Public Offering, if such Preferred Holder does not use its commercially reasonable efforts to sell any remaining Parent Common Stock within three (3) months, of the closing of such offering.

(g) Transfer of Make Good Shares. On the closing date of the completion of a Qualified Financing or within five (5) business day thereafter, RHG shall assign to each Preferred Holder the Make Good Shares to which each is entitled. The Parent shall cause title to such Make Good Shares to be promptly transferred in its stock ownership records.

(h) Disagreements. If there is any disagreement among the parties concerning any calculations and/or entitlement to the Make Good Shares, PIL and RHG are authorized to resolve any disagreements and the parties hereto agree to be bound by their mutual resolution of any disagreements.

2. Representations and Warranties of RHG. RHG hereby represents and warrants as to itself that:

(a) Legal Capacity; Organization. RHG has the legal capacity and right to execute, deliver, enter into, consummate and perform the transactions contemplated hereby and otherwise to carry out its obligations hereunder.

(b) Securities Ownership. As of the Closing Date (as defined in the SEA), RHG owns 6,677,251 shares of Parent Common Stock (i) as the sole record and beneficial owner, free from all taxes, liens, claims, encumbrances and charges and there are no outstanding rights, options, subscriptions or other agreements or commitments obligating RHG to sell or transfer such shares and, except, such shares are not subject to any lock-up or other restriction on their transfer or on the ability of the Preferred Holders to sell or transfer the Make Good Shares except those restrictions provided by federal and state securities laws.

(c) Authorization; Enforcement; Validity. This Agreement has been duly authorized, executed and delivered by RHG and constitutes a valid and legally binding agreement of RHG enforceable against RHG in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(d) Consents. All government and other consents that are required to have been obtained by RHG with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with. RHG has complied and will comply with all applicable disclosure or reporting requirements in respect of the transaction contemplated hereby.

(e) No Conflicts. The execution and delivery by RHG of this Agreement, the transfer and delivery of the Escrow Shares and the performance by RHG of its obligations under this Agreement do not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations), or (ii) any order or judgment of any court or other agency of government, or (iii) any contractual restriction binding on or affecting RHG or any of its affiliates.

(f) Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self regulatory organization or body pending or, to the knowledge of RHG, threatened against or affecting RHG that could reasonably be expected to have a material adverse affect on its ability to perform its obligations hereunder.

3. Termination. The parties hereto hereby terminate the Series A Preferred Stock Purchase Agreement as well as the Investor Rights Agreement and the Co-Sale Agreement entered into in connection with each Preferred Holder's (or its assignor's) acquisition of Series A Preferred; provided, however, the Preferred Holders will be entitled to piggyback registration rights with respect to their shares of Parent Common Stock at Parent's expense. The Parent will use its best efforts to enter into such agreements with the Preferred Holders as promptly as practical after the date hereof.

4. Miscellaneous.

(a) Notices. Any communication, notice or document required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party's address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party's address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

If to WAG, to:

William A. Gustafson
1465 E. Mountain Drive
Santa Barbara, CA 9310
tel.: (805) 448-3552
fax.: (805) 969-7590
e-mail: willgus@cox.net

If to PIL, to:

Prescott Interests, Ltd.
P.O. Box 7270
Dallas Texas 75209-0270
Attn.: John Pearcy
tel.: (214) 350-5555
fax.: (214) 350-9977
e-mail: JKPearcy@Carlisle-Interests.com

If to the Company or Parent, to:

First Blush, Inc.
9595 Wilshire Blvd., Suite 900
Beverly Hills, CA 90212
Attn.: Barrett Carrere
tel.: (310) 717-8942
fax.: ___________________________
e-mail: barrett@firstblush.com

with a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Attn.: Jeffrey A. Rinde, Esq.
tel.: (212) 885-5335
fax.: (212) 885-5000
e-mail: jrinde@blankrome.com

If to RHG, to:

Rose Hill Gardens LLC
PO Box 5490
Santa Barbara, CA 93108
Attn.: Victoria Briggs
tel.: (805) 969 8700
fax.: (805) 969-8709
e-mail: vbriggs@briggsllc.com

(b) Currency. As used herein, "Dollar," "US Dollar" and "$" each mean the lawful money of the United States.

(c) Assignment; Amendment. This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and insure to the benefit of each of the parties hereto and their respective successors and permitted assigns. This Agreement may be changed or modified only in writing signed by all of the parties hereto. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision of this Agreement or any other Transaction Document.

(d) Entire Agreement. This Agreement and the other Transaction Documents, as that term is defined in the SEA, contain the entire understanding and agreement between the parties hereto with respect to the subject matter of this Agreement, and all prior writings and discussions are hereby merged into this Agreement.

(e) Counterparts. This Agreement may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

(f) Headings. The headings contained in this Agreement are for convenience or reference only and shall not affect the construction of this Agreement.

(g) Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

5. Arbitration. The parties acknowledge and agree that any controversy, claim or dispute arising out of or in any way relating to this Agreement, the interpretation, or breach thereof and/or the relationship between the parties shall be settled by final and binding arbitration and that a judgment upon any award rendered by the arbitrator may be rendered in any court having jurisdiction. In reaching a decision, the arbitrator shall have no authority to change, extend, modify, or suspend any of the terms of this Agreement, but shall have the authority to order injunctive relief and/or damages pursuant to the Agreement. The parties agree that the arbitration shall be filed with JAMS and shall be heard in Los Angeles County, California. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claims(s) asserted. The California Evidence Code shall apply. California Code of Civil Procedure Section 1283.05, which provides for certain discovery rights, shall apply to any such arbitration, and said code sections, is hereby incorporated by reference. If the arbitrator is a member of the California Bar with at least ten (10) years litigation experience in California, the arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the California Code of Civil Procedure. The arbitrator shall render a written opinion setting forth the basis of the arbitrator's decision and executed in the manner required by law. The prevailing party shall be entitled to a reasonable sum for direct, indirect, and incidental costs and expenses incurred by the prevailing party in connection with such arbitration, including but not limited to, all attorney's fees, costs, and expenses, whether or not such action is prosecuted to judgment.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by the authorized officer named below.

____
WILLIAM A. GUSTAFSON

Dated: 12 May 10

IN WITNESS WHEREOF, each of the parties hereto has executed this Make Good Agreement by the authorized officer named below.

FIRST BLUSH, INC.

By: Anthony C. Roth

Name: Anthony Roth
Title: President

Dated: May 12, 2010

IN WITNESS WHEREOF, each of the parties hereto has executed this Make Good Agreement by the authorized officer named below.

ROSE HILL GARDENS LLC

By: Victoria Briggs
Name: Victoria Briggs
Title: Managing Member

Dated: May 12, 2010

IN WITNESS WHEREOF, each of the parties hereto has executed this Make Good Agreement by the authorized officer named below.

AFH HOLDING II, INC. (to be renamed FIRST BLUSH BRANDS, INC.)

By: ______________________

Name: Amir F. Heshmatpour

Title: President

Dated: 5·12-2010

PRESCOTT INTERESTS, LTD.

By: [signature]
Name: John K. Pearcy
Title: President, Carlisle Acquisition Inc., General Partner

[Signature Page to Make Good Agreement]

SCHEDULE A
to
MAKE GOOD AGREEMENT

Preferred Holder	Shares of Series A Preferred	Original Purchase Price	Shares of Parent Common Stock
William A. Gustafson	13,705	$24,988.00	25,068
Prescott Interests Ltd.	137,500	$249,999.96	250,805
			275,873